Exhibit 7.01

PACIFIC GREEN MARINE TECHNOLOGIES, INC. INSTALLS ITS 100TH ENVI-MARINE TM EXHAUST GAS SCRUBBING SYSTEM

DELAWARE - September 8th, 2020 - Pacific Green Technologies, Inc. (the “Company” or “PGTK”, OTCQB: PGTK) announces that it has successfully installed its 100th ENVI-Marine™ exhaust gas cleaning system.

PGTK’s industry leading ENVI-Marine™ exhaust gas cleaning systems have now been installed on more than 40 different ship types, including containers, bulk carriers and oil tankers. The installations have been completed predominantly in China shipyards in conjunction with PGTK’s joint venture partner, PowerChina SPEM.

Scott Poulter, PGTK’s Chief Executive commented; “We are very proud to have reached this milestone in our marine division. Although the industry has been in turmoil so far in 2020 with oil price pressure and the consumer demand effects of Covid-19, we have started to see positive signs with a significant increase in enquiries over the past few months for our ENVI-Marine™ System.”

PGTK has continued to expand its technologies through its acquisition of ENGIN in December 2019 so that its portfolio now includes Concentrated Solar Power (CSP) and Water Desalination. PGTK continues to actively seek complementary technologies to add to its Cleantech portfolio.

Scott added; “Pacific Green is now targeting specific industries and sectors where its technology enhances the growing trend for Cleantech solutions. As well as having the capability and resources to carry out whole large scale projects, Pacific Green will continue to develop and produce new cutting edge products as we expand into new areas.”

PGTK’s joint venture with PowerChina SPEM, one of the world’s largest engineering procurement construction companies with annual revenues of around $50 billion, combines elite technical expertise with unrivalled production capabilities in China ensuring PGTK can scale efficiently in each industry sector.

PGTK will continue to adhere to a high-quality development strategy, implement improved processes in all disciplines, and provide state of the art professional and efficient products and services for its customers.

About Pacific Green Technologies, Inc.

Pacific Green Technologies Inc. is focused on addressing the world’s need for cleaner and more sustainable energy. The Company’s strategy is to build through organic development and acquisition, a portfolio of patented competitive cutting edge technologies designed to meet increasingly stringent environmental standards.

For more information, visit PGTK’s website:

www.pacificgreentechnologies.com

Pacific Green Technologies, Inc.

8 The Green, Suite #10212, Dover, Delaware 19901

www.pacificgreentechnologies.com

About POWERCHINA SPEM Co. Ltd

POWERCHINA SPEM is a subsidiary of POWERCHINA, the largest power equipment manufacturer in the PRC. With abundant resources, expertise, strong manufacturing capacity, domestic sales channels and rich experience, POWERCHINA SPEM is in a strong position to deploy PGT technology throughout the PRC.

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the ongoing effects of the pandemic on delays and orders regarding Pacific Green’s emission control system, potential business developments in India and future interest in our solar and desalination technologies .

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of the JV with POWERCHINA SPEM, and the ongoing impact of the pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO
Pacific Green Technologies
T: +1 (302) 601-4659

SOURCE: Pacific Green Technologies, Inc.

Pacific Green Technologies, Inc.

8 The Green, Suite #10212, Dover, Delaware 19901

www.pacificgreentechnologies.com

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